Exhibit 99.1

Versata Reports Fourth Quarter and Full Year 2004 Financial Results; Company Reports Fifth Consecutive Quarter of Revenue Growth

    OAKLAND, Calif.--(BUSINESS WIRE)--Dec. 9, 2004--Versata, Inc. (Nasdaq:VATA), a provider of software and services that automate the development and ongoing management of data-intensive applications, today reported its financial results for the fourth quarter and fiscal year, ended October 31, 2004.
    Total revenue was $4.1 million, reflecting a 2 percent increase over the prior quarter and a 40 percent increase over the same quarter last year. For the year, total revenue was $15.3 million, up slightly over last fiscal year. Versata has now increased revenue for five consecutive quarters and has, for the first time since becoming a public company, recorded year-over-year revenue growth.
    Software license revenue increased 16 percent sequentially, from $1.5 million in the third quarter to $1.8 million during the fourth quarter. For the year, software license revenue improved to $5.9 million, up slightly from $5.8 million for fiscal 2003. Gross margin at 68 percent was equal to last quarter, but up substantially from 57 percent a year ago.
    On the bottom line, Versata's $483,000, or $0.06 per share, GAAP net loss was less than half its third quarter net loss of $1.1 million, or $0.13 per share, and a 90 percent improvement from the $4.7 million, or $0.61 per share, net loss in the prior year period. The non-GAAP net loss for the fourth quarter was $56,000, or $0.01 per share, substantially better than the $316,000 or $0.04 per share, non-GAAP net loss during the third quarter, and the $2.1 million, or $0.28 per share, non-GAAP net loss in the prior year period. For the fiscal year, Versata's GAAP net loss shrank to $4.8 million, or $0.59 per share, from $10.8 million, or $1.45 per share, for 2003. On a non-GAAP basis, the company reduced its net loss by 33 percent, to $2.8 million, or $0.35 per share, from $4.2 million, or $0.57 per share, for the prior fiscal year.
    Versata also reduced its cash burn to $418,000 this quarter from $452,000 last quarter. This is significant because the number of maintenance and support renewals that come due in the fourth quarter is substantially lower than in any other quarter during the year.
    On the customer front, Versata sold products and services to several key customers, including AMS, Cendant, Equifax, Maricopa County, Merrill Lynch, and the State of Utah.
    "Our continued improvement throughout the fiscal year leads us to believe that we have substantially improved Versata's competitive position. We now have an obligation to aim higher as we enter the New Year," said Alan Baratz, CEO and president of Versata. "Accordingly, in 2005 our emphasis will shift from lowering costs to growing the top- and bottom-lines through product innovation, new customer acquisition, and even better execution."

    2005 Outlook

    Versata's customer engagements have helped the company develop a product roadmap that is designed to accelerate growth throughout 2005. Among the planned product deliverables is Versata 6, which will leverage Eclipse for its studio environment and integrate support for data, transaction and process logic. Other planned features of Versata 6 include support for Web services and service-oriented architectures, as well as support for rules monitoring and auditing. Another key component of the Versata product roadmap is an enhanced engine for executing business rules using the industry-standard RETE algorithm. This will enable dynamic business rules and provide support for decision logic. Additionally, the company has just introduced a Business Activity Monitoring Dashboard that provides users the means to visually track Versata-powered systems that impact business performance.
    To accommodate these and other future innovations, Versata has decided to expand its research and development resources in Halifax, Nova Scotia, and end its current relationship with Virtusa. This is, in part, because the Canadian government has several incentive programs that can make this arrangement a very competitive alternative to other offshore options. The Virtusa team is already aiding Versata in facilitating a smooth transition to the Halifax engineering team.
    The company's other priorities for the coming fiscal year include strengthening the sales and professional services teams to take advantage of new product sales opportunities.

    Quarterly Conference Call

    Versata will host its quarterly conference call, open to all interested parties, at 2:00 p.m. (PDT), 5:00 p.m. (EDT), today. The call will be available over the Internet at www.versata.com.

    Non-GAAP Financial Measures (Regulation G)

    Versata uses both GAAP and non-GAAP financial measures to report its financial results. Management believes that these non-GAAP financial measures provide an additional tool for investors to evaluate on-going operating results and trends excluding certain items. Versata has historically included non-GAAP financial measures when reporting to the investment community and therefore believes the inclusion of certain non-GAAP financial measures provides consistency and comparability with past financial reports. However, non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The non-GAAP financial measures used within our earnings press release exclude expenses for: stock-based compensation, amortization of intangibles and restructuring and other. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as provided in the financial tables attached.

    About Versata

    Versata helps automate and simplify the building, maintenance and ongoing evolution of data-intensive applications, business processes and their data. These applications and processes typically access numerous data sources, incorporate multiple database tables and user interfaces, execute business transactions and can support thousands of users. The Versata solution effectively and efficiently replaces time intensive hand-coding efforts with simple, intuitive business rules and graphical process flow specification.
    Versata Global 2000 customers include Bank of America, B. T., CGI-AMS, Daimler/Chrysler, JP Morgan Chase & Co., Meridian Health Care Management and Union Bank of California. For more information, please visit http://www.versata.com, or call +1 (800) 984-7638 and +1 (510) 628-1000 for international calls.

    Versata and the Versata logo are registered trademarks of Versata, Inc. in the United States and other countries.

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements in this release include, statements regarding the Company's expectations, beliefs, hopes, intentions or strategies including without limitation; growing the top- and bottom-lines through product innovation; new customer acquisition; better execution; the Company's ability to deliver its planned products for 2005 and develop the key components of the product roadmap; and Company's expected date and time for announcing the results for the fourth quarter and fiscal year ended October 31, 2004. These statements are not guarantees of future performance and actual results could differ materially from Company's current expectations. Factors that could cause or contribute to such differences include, but are not limited to: inability to grow the top- and bottom-lines; inability to timely deliver the planned product releases or include all of the planned components; unforeseen technical difficulties with the product releases; market acceptance of the Company's value proposition and product initiatives; and date and/or time for the announcement changing due to unforeseen factors and other risks detailed in the Company's Annual Report filed on Form 10-K, registration statement and periodic reports filed with the Securities and Exchange Commission. As a result, actual results may vary, perhaps materially, from those contained in the forward-looking statements. All forward looking statements included in this press release are based upon information available to the Company as of the date hereof, and the Company does not assume any obligation to update such statements or the reasons why actual results could differ materially from those projected in such statements.



                            VERSATA, INC.
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND NET LOSS
                (In thousands, except per share data)


                         Three Months Ended      Twelve Months Ended
                             October 31,             October 31,
                           2004        2003        2004        2003
                       ----------- ----------- ----------- -----------
                       (Unaudited) (Unaudited) (Unaudited)
Revenue:
  Software license         $1,788        $774      $5,853      $5,847
  Maintenance and
   Support                  1,454       1,341       5,931       5,820
  Professional
   Services                   880         838       3,544       3,595
                       ----------- ----------- ----------- -----------
    Total revenue           4,122       2,953      15,328      15,262
                       ----------- ----------- ----------- -----------

Cost of revenue:
  Software license            (79)         18         105         218
  Maintenance and
   Support                    423         455       1,567       1,635
  Professional
   Services                   987         810       3,382       3,364
                       ----------- ----------- ----------- -----------
    Total cost of
     revenue                1,331       1,283       5,054       5,217
                       ----------- ----------- ----------- -----------

                       ----------- ----------- ----------- -----------
Gross profit                2,791       1,670      10,274      10,045
                       ----------- ----------- ----------- -----------

Operating expense:
  Sales and marketing       1,393       1,171       5,714       5,559
  Product development         934       1,382       4,051       5,292
  General and
   administrative             535       1,247       3,310       3,429
Stock-based
 compensation                  60         268         372         856
Amortization of
 intangibles                    -         500           -       1,973
Restructuring and
 other                        367       1,773       1,583       3,744
                       ----------- ----------- ----------- -----------
  Total operating
   expense                  3,289       6,341      15,030      20,853
                       ----------- ----------- ----------- -----------

Loss from operations         (498)     (4,671)     (4,756)    (10,808)

Interest income, net           45          51         156         233
Other non-operating,
 net                          (30)        (50)       (195)       (201)
                       ----------- ----------- ----------- -----------
Loss before provision
 for taxes                   (483)     (4,670)     (4,795)    (10,776)
Provision for taxes             -           -           -           -
                       ----------- ----------- ----------- -----------
Net loss                    $(483)    $(4,670)    $(4,795)   $(10,776)
                       =========== =========== =========== ===========

Basic and diluted net
 loss per share            $(0.06)     $(0.61)     $(0.59)     $(1.45)

Weighted-average
 common shares
 outstanding                8,177       7,679       8,075       7,434
                       =========== =========== =========== ===========

Non-GAAP net loss:
  Net loss                  $(483)    $(4,670)    $(4,795)   $(10,776)
  Add:
    Stock-based
     compensation              60         268         372         856
    Amortization of
     intangibles                -         500           -       1,973
    Restructuring and
     other                    367       1,773       1,583       3,744
                       ----------- ----------- ----------- -----------
  Non-GAAP net loss          $(56)    $(2,129)    $(2,840)    $(4,203)
                       =========== =========== =========== ===========

Basic and diluted non-
 GAAP net loss per
 share                     $(0.01)     $(0.28)     $(0.35)     $(0.57)




                            VERSATA, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                               October 31, October 31,
                                                   2004        2003
                                               ----------- -----------
                                               (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                        $5,202      $8,089
  Short-term investments                            4,640       5,693
  Accounts receivable, net                          1,986       1,917
  Prepaid expenses and other                          495         411
                                               ----------- -----------
    Total current assets                           12,323      16,110
                                               ----------- -----------

Restricted cash                                         -       4,781
Property and equipment, net                           772       2,098
Intangibles, net                                        -           2
Other assets                                          112         129
                                               ----------- -----------
  Total assets                                    $13,207     $23,120
                                               =========== ===========



LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                 $1,188        $346
  Accrued liabilities                               1,653       2,230
  Current portion of accrued restructuring and
   other                                              822       1,862
  Current portion of deferred revenue               3,553       3,897
                                               ----------- -----------
    Total current liabilities                       7,216       8,335
                                               ----------- -----------

Accrued restructuring and other, less current
 portion                                                -       4,005
Deferred revenue, less current portion                588         934
Other long term liabilities                           150           -
                                               ----------- -----------
  Total liabilities                                 7,954      13,274
                                               ----------- -----------

                                               ----------- -----------
Stockholders' equity                                5,253       9,846
                                               ----------- -----------

                                               ----------- -----------
  Total liabilities & stockholder's equity        $13,207     $23,120
                                               =========== ===========


    CONTACT: Versata, Inc.
             Robert Berger, 510-628-1023
             Robert_berger@versata.com